Exhibit 99.1

PAYONEER TO BECOME PUBLICLY TRADED COMPANY THROUGH COMBINATION WITH FTAC OLYMPUS
ACQUISITION CORPORATION

•	Payoneer processed more than $44 billion in volume in over 7,000 trade corridors in 2020
•	Transaction assigns Payoneer $3.3 billion pro-forma implied enterprise value upon consummation
•	Includes commitments for $300 million PIPE from investor group including existing investor Wellington Management, as well as Dragoneer Investment Group, Fidelity Management & Research Company LLC, Franklin Templeton, certain funds managed by Millennium Management, funds and accounts advised by T. Rowe Price Associates, Inc., and Winslow Capital Management, LLC
•	Webcast presentation available at www.payoneer.com/investors

NEW YORK, NY and PHILADELPHIA, PA – February 3, 2021 – Payoneer Inc. (“Payoneer”), the global payment and commerce-enabling platform which powers growth for millions of digital businesses worldwide, and FTAC Olympus Acquisition Corp. (NASDAQ:FTOCU) ("FTOC"), a special purpose acquisition company, today announced they have entered into a definitive agreement and plan of reorganization (the “Reorganization”). Upon closing of the reorganization, the newly created holding company will be renamed Payoneer Global Inc. and the combined company (the "Company") will operate as Payoneer, a U.S. publicly listed entity. The Company is expected to have an implied estimated enterprise value of approximately $3.3 billion at closing, based on current assumptions.

Payoneer’s management team will continue to lead the Company. Payoneer has been backed by investments from TCV, Susquehanna Growth Equity (SGE), Viola Ventures, Wellington Management, Nyca Partners, Temasek and more.

Payoneer’s mission is to democratize access to financial services and drive growth for digital businesses of all sizes from around the world. Payoneer was founded on the basis that technology and the internet were transforming commerce and making it possible for anyone anywhere to build and grow a digital business. Over the past 15 years, Payoneer has built a broad ecosystem that connects marketplaces, sellers, freelancers, gig workers, manufacturers, banks, suppliers, buyers and more into an integrated global platform. Payoneer’s secure, regulated platform offers a global, multi-currency account to businesses of any size around the world, enabling them to pay and get paid globally as easily as they do locally.

Building upon its meaningful brand, recognized and trusted by businesses all over the world, Payoneer has expanded its services to empower businesses to grow globally. Payoneer services include: Marketplace Payments; B2B Accounts Payable / Accounts Receivable; Merchant Services; Working Capital; and Risk and Compliance Services.

“Technology is transforming commerce globally, bringing down borders and making it possible for entrepreneurs from all over the world to build a digital business,” said Scott Galit, Chief Executive Officer of Payoneer. “This new way of doing business requires a global financial platform built for the digital age. Payoneer’s purpose-built platform provides global connectivity with localized capabilities, layered on top of a robust and scalable compliance, risk and regulatory infrastructure. We are incredibly excited about the opportunity ahead and believe that our leading global platform, brand, product suite, and network create significant and sustainable competitive advantages, and that our multi-pronged growth strategy will deliver strong growth for years to come. We are thrilled to partner with Betsy Cohen and the FTOC team and are confident that we will benefit from their significant industry expertise as we embark on our journey as a public company.”

Betsy Z. Cohen, Chairman of the Board of Directors of FTAC Olympus Acquisition Corp., said, "Payoneer is at the forefront of the rapid, global shift to digital commerce across all sectors. Its innovative and unique high-tech, high-touch platform positions Payoneer at the epicenter of some of the most powerful and enduring trends driving global commerce today. Its proven ability to facilitate the overall growth of e-commerce through capabilities such as B2B payment digitization, global risk and compliance infrastructure, and the enablement for SMBs to rapidly grow and scale sets Payoneer apart. I couldn’t be more excited about this transaction which will allow this talented team to accelerate their growth strategy and continue to democratize access to global commerce."

Reorganization Summary

The Reorganization reflects an implied enterprise value at closing of approximately $3.3 billion, representing a 7.6x multiple of 2021 expected revenue of $432 million. The cash component of the purchase price to be paid to the equity holders of Payoneer is expected to be funded by FTOC's cash in trust (minus any redemptions by FTOC's existing public stockholders), as well as by a $300 million private placement. The balance of the consideration payable to the existing Payoneer equity holders will consist of shares of common stock of the Company.

Following the Reorganization, the Company is expected to have up to $563 million in cash, offering significant capital flexibility for continued organic and inorganic growth.

Existing Payoneer equity holders have the potential to receive an earnout of additional shares of common stock if certain stock price targets are met as set forth in the reorganization agreement, and they will remain the largest investors by rolling over significant equity into the Company.

The Reorganization has been unanimously approved by the boards of both Payoneer and FTOC. The transaction is expected to close during the first half of 2021, subject to approval by the stockholders of FTOC, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, the completion of any required regulatory procedures, including any required approvals under applicable money transmitter laws, and other customary closing conditions.

Additional information about the transaction, including a copy of the reorganization agreement, will be provided in a Current Report on Form 8-K to be filed by FTOC with the SEC and available at www.sec.gov. In addition, Payoneer Global Inc. intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/consent solicitation statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Financial Technology Partners is serving as exclusive financial and capital markets advisor to Payoneer. Davis Polk & Wardwell LLP is serving as legal counsel to Payoneer and Paul Hastings is serving as regulatory counsel to Payoneer. PwC is serving as Payoneer’s auditors.

Citi and Goldman Sachs & Co. LLC are serving as financial and capital markets advisors to FTOC, Cantor Fitzgerald is serving as capital markets advisor to FTOC, and Morgan Lewis is serving as legal counsel to FTOC.

Goldman Sachs & Co. LLC and Citi are serving as placement agents on the PIPE.

Webcast Information

A webcast presentation hosted by FTOC and Payoneer can be found at the following link: www.payoneer.com/investors.

About FTAC Olympus Acquisition Corp.

FTAC Olympus Acquisition Corp. is a blank-check company led by Betsy Z. Cohen as Chairman of the Board and Ryan M. Gilbert as President and Chief Executive Officer formed for the purpose of acquiring or merging with one or more technology and financial services technology companies.

About Payoneer

Payoneer’s mission is to empower businesses to go beyond – beyond borders, limits and expectations. In today’s digital world, Payoneer enables any business, of any size, from anywhere to access new economic opportunities by making it possible to transact as easily globally as they do locally.

Payoneer’s digital platform streamlines global commerce for millions of small businesses, marketplaces and enterprises from 190+ countries and territories. Leveraging its robust technology, compliance, operations and banking infrastructure, Payoneer delivers a suite of services that includes cross-border payments, working capital, tax solutions, risk management and payment orchestration for merchants.  Powering growth for customers ranging from aspiring entrepreneurs in emerging markets to the world’s leading digital brands like Airbnb, Amazon, Google, Upwork and Walmart, Payoneer makes global commerce easy and secure. Founded in 2005, Payoneer is profitable and has a team based all around the world.

Payoneer - one world, one platform, endless opportunity.

www.payoneer.com

Important Information and Where to Find It

In connection with the proposed Reorganization between Payoneer and FTAC Olympus Acquisition Corp., Payoneer Global Inc. intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to FTAC Olympus Acquisition Corp. stockholders. This document does not contain all the information that should be considered concerning the proposed Reorganization. It is not intended to form the basis of any investment decision or any other decision in respect of the proposed Reorganization. FTAC Olympus Acquisition Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with the solicitation of proxies for the extraordinary general meeting to be held to approve the transactions contemplated by the proposed Reorganization because these materials will contain important information about Payoneer, FTAC Olympus Acquisition Corp. and the proposed transactions. The definitive proxy statement / prospectus will be mailed to FTAC Olympus Acquisition Corp. stockholders as of a record date to be established for voting on the proposed Reorganization when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: FTAC Olympus Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

Participants in the Solicitation

Payoneer and FTOC, and their respective directors and executive officers, may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of FTOC is set forth in FTOC’s Prospectus dated August 25, 2020 filed with the Securities and Exchange Commission on August 26, 2020. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the potential transaction and a description of their interests will be set forth in the proxy statement/consent solicitation statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of FTOC or Payoneer, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes, and oral statements made from time to time by representatives of FTOC and Payoneer may be considered, “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FTOC’s, Payoneer’s or the Company’s future financial or operating performance. For example, projections of future Volume, Revenue, Transaction Profit, and Operating Income are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FTOC and its management, and Payoneer and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Reorganization; (2) the outcome of any legal proceedings that may be instituted against FTOC, Payoneer, the combined Company or others following the announcement of the Reorganization and any definitive agreements with respect thereto; (3) the inability to complete the Reorganization due to the failure to obtain approval of the shareholders of FTOC, to obtain financing to complete the Reorganization or to satisfy other conditions to closing; (4) changes to the proposed structure of the Reorganization that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Reorganization; (5) the ability to meet applicable listing standards following the consummation of the Reorganization; (6) the risk that the Reorganization disrupts current plans and operations of Payoneer as a result of the announcement and consummation of the Reorganization; (7) the ability to recognize the anticipated benefits of the Reorganization, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Reorganization; (9) changes in applicable laws or regulations; (10) the possibility that Payoneer or the combined Company may be adversely affected by other economic, business and/or competitive factors; (11) Payoneer’s estimates of its financial performance; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in FTOC’s Prospectus dated August 25, 2020 filed with the Securities and Exchange Commission on August 26, 2020, the section entitled “Risk Factors” in FTOC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as well as any further risks and uncertainties to be contained in the proxy statement filed after the date hereof. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither FTOC nor Payoneer nor the Company undertakes any duty to update these forward-looking statements.

Investor Contact:

PayoneerIR@icrinc.com

Media Contact:

PayoneerPR@icrinc.com